Exhibit 10.3




                      AUTOMATIC DIVIDEND REINVESTMENT PLAN

                                       OF

                      BLACKROCK KELSO CAPITAL CORPORATION


                              TERMS AND CONDITIONS


         Pursuant to this Automatic Dividend Reinvestment Plan (the "Plan") of the undersigned BlackRock Kelso Capital Corporation, a Delaware corporation (the "Corporation"), unless a holder (a "Shareholder") of the Corporation's common shares of beneficial interest (the "Common Shares") otherwise elects, all dividends and distributions on such Shareholder's Common Shares will be automatically reinvested by PFPC Inc., a Massachusetts corporation ("PFPC"), as agent for Shareholders in administering the Plan (the "Plan Agent"), in additional Common Shares of the Corporation. Shareholders who elect not to participate in the Plan will receive all dividends and other distributions in cash paid by check mailed directly to the Shareholder of record (or, if the Common Shares are held in street or other nominee name, then to such nominee) by PFPC as the Dividend Disbursing Agent. Participants may elect not to participate in the Plan and to receive all dividends and distributions in cash by sending written instructions to PFPC, as the Dividend Disbursing Agent, at the address set forth below. Participation in the Plan is completely voluntary and may be terminated or resumed at any time without penalty by written notice if received by the Plan Agent not less than ten days prior to any dividend or distribution payment date; otherwise such termination or resumption will be effective with respect to any subsequently declared dividend or distribution.

         The Plan Agent will open an account for each Shareholder under the Plan in the same name in which such Shareholder's Common Shares are registered. Whenever the Corporation declares a dividend or a distribution (collectively referred to as "dividends") payable in cash, non-participants in the Plan will receive cash and participants in the Plan will receive the equivalent in Common Shares. The Common Shares will be acquired by the Plan Agent for the participants' accounts through receipt of additional unissued but authorized Common Shares from the Corporation ("newly issued Common Shares"). The number of newly issued Common Shares to be credited to each participant's account will be determined by dividing the dollar amount of the dividend by the net asset value per Common Share most recently determined on or prior to the payment date.

         The Plan Agent will maintain all Shareholders' accounts in the Plan and furnish written confirmation of all transactions in the accounts, including information needed by Shareholders for tax records. Common Shares acquired by the Plan Agent on behalf of the Plan participant shall be credited to the Shareholders' Common Share accounts maintained by the Corporation's transfer agent.

         In the case of Shareholders such as banks, brokers or nominees that hold Common Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Common Shares certified from time to time by the record Shareholder and held for the account of beneficial owners who participate in the Plan and shall credit Common Shares acquired for the accounts of such Shareholders to their Common Share accounts maintained by the Corporation's transfer agent.

         There will be no brokerage charges with respect to Common Shares issued directly by the Corporation as a result of dividends or capital gains distributions payable either in Common Shares or in cash.

         For the avoidance of doubt, no Common Shares will be issued under the Plan at a price less than net asset value or under any circumstance that may violate the Investment Company Act of 1940, as amended, or any rules issued thereunder.

VOTING

         Each Shareholder proxy will include those Common Shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for Common Shares held pursuant to the Plan in accordance with the instructions of the participants.

TAXATION

         The automatic reinvestment of dividends will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such dividends.

AMENDMENT OF THE PLAN

         The Plan may be amended or terminated by the Corporation. There is no direct service charge to participants in the Plan; however, the Corporation reserves the right to amend the Plan to include a service charge payable by the participants. Notice will be sent to Plan participants of any amendments as soon as practicable after such action by the Corporation.

INQUIRIES REGARDING THE PLAN

         All correspondence concerning the Plan should be directed to the Plan Agent at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention:
President.

APPLICABLE LAW

         These terms and conditions shall be governed by the laws of the State of New York without regard to its conflicts of laws provisions.

EXECUTION

         To record the adoption of the Plan as of August 4, 2005, the Corporation has caused this Plan to be executed in the name and on behalf of the Corporation by a duly authorized officer.

                                   By and on behalf of
                                   BLACKROCK KELSO CAPITAL CORPORATION


                                   /s/ Michael B. Lazar
                                   ------------------------------------
                                   By:    Michael B. Lazar
                                   Title: Chief Operating Officer